EXHIBIT 10.01 - SAMPLE DOCUMENT


                              1990

                         PIZZA HUT INC.

                      FRANCHISE AGREEMENT



                       TABLE OF CONTENTS




ARTICLE I.     FRANCHISE RIGHT GRANTED                          2

ARTICLE II.    DUTIES OF COMPANY AND TRAINING                   5

ARTICLE III.   MANUAL AND STANDARDS OF OPERATION QUALITY,
               CLEANLINESS, AND SERVICE                         7

ARTICLE IV.    DUTIES OF OPERATOR, PRETESTING, UNIFORMS,
               INSPECTIONS                                      8

ARTICLE V.     ERECTION OF BUILDING AND COMMENCEMENT OF
               BUSINESS                                        11

ARTICLE VI.    ADVERTISING AND CO-OPS                          12

ARTICLE VII.   COMPANY'S MARKS                                 16

ARTICLE VIII.  PURCHASE OF EQUIPMENT, SUPPLIES, AND OTHER
               PRODUCTS                                        17

ARTICLE IX.    FRANCHISE FEES AND DEVELOPMENT SCHEDULE         19

ARTICLE X.     BOOKS, RECORDS, GROSS SALES                     23

ARTICLE XI.    COVENANT REGARDING OTHER BUSINESS INTERESTS     24

ARTICLE XII.   INTERFERENCE WITH EMPLOYMENT RELATIONS          26

ARTICLE XIII.  USE OF PREMISES                                 26

ARTICLE XIV.   SECRET RECIPES AND OTHER SECRET INFORMATION     26

ARTICLE XV.    LEASE APPROVAL                                  27

ARTICLE XVI.   TRANSFER OF INTEREST                            27

ARTICLE XVII.  PARTNERSHIP AND CORPORATE OPERATORS             30

ARTICLE XVIII. PERMITTED ASSIGNMENTS                           32

ARTICLE XIX.   DEFAULT AND TERMINATION                         32

ARTICLE XX.    RIGHTS AND OBLIGATIONS UPON TERMINATION OR
               NONRENEWAL                                      36

ARTICLE XXI.   RENEWAL                                         37

ARTICLE XXII.  REPAIR AND MAINTENANCE                          38

ARTICLE XXIII. ADDITIONAL TRADEMARKS                           38

ARTICLE XXIV.  INSURANCE                                       39

ARTICLE XXV.   INDEMNIFICATION                                 40

ARTICLE XXVI.  RELATIONSHIP OF PARTIES                         40

ARTICLE XXVII. ARBITRATION                                     40

ARTICLE XXVIII. EXECUTION, INTERPRETATION, NOTICES             41

ARTICLE XXIX.  REQUESTS FOR WAIVERS AND CONSENTS               43


Copyright (c)1981, 1989 by Pizza Hut, Inc.  All rights reserved.

                              1990

                        PIZZA HUT, INC.

                      FRANCHISE AGREEMENT


      THIS AGREEMENT made this _________ day of _______________, 1994, effective, however, as of March 30, 1994, by and between PIZZA HUT, INC., a Delaware corporation, with its principal place of business at Wichita, Kansas (hereinafter called "Company"), and NATIONAL PIZZA COMPANY (hereinafter called " Operator" and defined in Article XXVIII. C.):

     WITNESSETH:

      WHEREAS, Company is owner of a pizza distribution business operated by it and by its licensees throughout the United States and in certain foreign countries under the name and mark "Pizza
Hut";

      WHEREAS, Company has developed and continues to develop and owns a system for merchandising pizza and certain related foods, which system includes distinctive signs, food recipes, uniforms, and various trade secrets and other confidential information, and in some cases also includes architectural designs, equipment specifications, layout plans, inventory and record-keeping techniques, and marketing techniques (hereinafter called "System");
       WHEREAS, Company developed the System through the expenditure of time, money, and effort and has maintained high standards of quality and service for operations in the System, as a result of which the System has acquired valuable goodwill and a favorable reputation;

       WHEREAS, Company identifies the System by certain trademarks, trade names, service marks, symbols, slogans, emblems, logos, designs, and other indicia of origin (hereinafter called "Company's Marks"), including the trademark, trade name, and service mark "Pizza Hut" and such other marks as may be designated by Company in writing as being authorized for use in the System, all of Company's Marks being owned by Company and used by Company and its licensees to identify for the public the source of the services rendered in accordance with the System and the high standards of quality attendant thereto;

      WHEREAS, the parties hereto have previously been parties to a 1981 Pizza Hut, Inc., Superseding Franchise Agreement governing the System business conducted by Operator within the same geographical territory as hereafter specified;

     WHEREAS, the parties hereto mutually desire to supersede the 1981 Superseding Franchise Agreement and amendments thereto (including, without limitation, the Delivery Release Letter dated June 1, 1987), with this Franchise Agreement in order to satisfactorily redefine their respective rights and obligations;

      WHEREAS, Operator desires to continue to enjoy the benefits of operating under System and using Company's Marks, and to continue to be licensed to operate one or more facilities within the System in strict accordance with the standards and specifications established by Company;

      WHEREAS,  Company  is willing to grant Operator  a  license under  Company's  Marks  and the System,  subject  to  Operator's
strict   compliance  with  the  terms  and  conditions  of   this
Agreement;

      NOW, THEREFORE, the parties hereto, in consideration of the mutual agreements herein contained and promises herein expressed and for other good and valuable consideration, receipt of which is hereby acknowledged, do hereby agree as follows:

I.                                 FRANCHISE RIGHT GRANTED

     A. Company hereby grants to Operator, for a period ending on February 28, 2010, subject to renewal as provided in Article XXI., the right and license, and Operator hereby undertakes the obligation, to operate the business described below under the mark "Pizza Hut" and such other of Company's Marks as may be designated by Company, and to operate such business solely in accordance with Company's System, and only at locations in the
following   geographical   territory  (hereinafter   called   the
"Territory"):









      The business in which Operator is licensed to engage within the Territory consists of the operation of "System Restaurants." For purposes of this Agreement, "System Restaurants" comprise only the following concepts within the System: (a) "Red Roof" restaurants - (Company's original concept) from which Pizza Hut pizza (and other System-authorized food and beverage items) are sold for dine in (on-premises) and carryout (off-premises) consumption, and may be delivered for (off-premises) consumption;
(b) Delivery restaurants - from which Pizza Hut pizza (and other System-authorized food and beverage items) are delivered for off-premises consumption; (c) Delivery/Carryout (or "Delco") restaurants - from which Pizza Hut pizza (and other System-authorized food and beverage items) are sold for carryout and delivered, all for off-premises consumption; and (d) Express restaurants - from which a limited menu of Pizza Hut pizza (and other System-authorized food and beverage items) are sold for immediate on - or off-premises consumption (throughout this Agreement, the phrase "System Restaurant Concepts" refers to the four (4) concepts, described above, that jointly constitute "System Restaurants"). Company reserves the right (in its reasonable discretion and consistent with the foregoing definitions and limitations) to clarify the portions of the entire System that fall within the term "System Restaurants," and to distinguish (and set differing standards for) the various System Restaurant Concepts.

     B. During the term of this Agreement, Company shall not establish nor license another to establish within the Territory, except under the conditions set forth in Articles I. D. or IX., a
System  Restaurant.   Operator  acknowledges  and  agrees   that,
subject  only  to  the preceding sentence and to  Article  I.  D.
Company retains, among others, the right to sell any product under the Company's Marks or any other name or mark to any purchaser within the Territory.

     C. Operator shall conduct its System Restaurant business only at locations within the Territory. The establishment of Operator's System Restaurants shall be in accordance with this Agreement and the terms and conditions of this Agreement shall automatically extend to and govern the respective rights, duties, and obligations of Company and Operator as to each such location, including the payment to Company by Operator of an initial franchise fee and monthly service fee for each System Restaurant as provided in Article IX. A., the same as if a separate franchise agreement had been executed for each such System
Restaurant.    No   System  Restaurant  of  Operator   shall   be
established at a location within a two (2) mile radius of any then-existing Red Roof restaurant without Company's prior written consent.

     D.        1.   During the term of this Agreement, Company may
develop one or more new methods of distributing pizza, pasta, or other Italian food items similar to Italian food items approved by Company for sale in System Restaurants using Company's Marks (hereinafter called "New Concepts"), which may or may not involve
restaurants.   Company  may,  at  its  sole  discretion,   permit
Operator  to participate in testing a New Concept.   If  the  New
Concept cannot (in Company's reasonable judgment) be exploited by a majority of Company's franchisees in the United States due to
legal   or   institutional  barriers,  Company  may  nevertheless
implement (or license others to implement) the New Concept, provided that, if Operator is in "good standing" (as defined below), Company must pay Operator an amount equal to two and one-half percent (2.5%) of the gross sales of the New Concept within
the  Territory.   In  all other circumstances,  the  Company  may
implement the New Concept only pursuant to Article I. D. 2.

          1.        a.   If the New Concept can (in Company's reasonable
     judgment) be exploited by a majority of Company's franchisees in the United States, and if the testing demonstrates an acceptable unit return (which is defined to be a fifteen percent (15%) cash-on-cash return on capital investment including the initial fee for the New Concept, and treating the ongoing royalty for the New Concept as an expense, but excluding the cost of financing), and if Operator is in "good standing" (as defined in Article I. D.
     3.), the New Concept will be released to Operator (whether or not Operator participated in the test) subject to payment of a $25,000 initial fee and ongoing royalty for the New Concept (the ongoing royalty shall not exceed the fee provided in this Agreement). The New Concept when released becomes a System Restaurant for purposes of this Agreement and will be governed by this Agreement.

          a. Following the release of a New Concept to Operator and other franchises within the System, Company shall publish to the System an evaluation of the total development potential for the
     New Concept.  Once the System has developed five percent (5%) of the potential total, Company can at any time mandate to Operator and other franchisees within the System development of the New
     Concept.   At  the time of the mandate, Company will  notify
     Operator of Company's projection of the total development potential of the New Concept within the Territory. If Operator desires to implement the New Concept, Operator must submit to Company within thirty (30) days after Company's mandate, Operator's proposed five (5)-year schedule for development of the New Concept in the Territory. Within thirty (30) days thereafter, Company shall either accept Operator's proposed development schedule, or counterpropose a different five (5)-year development schedule. Operator shall have fifteen (15) days from the date Company accepts Operator's proposed development schedule or counterproposes its own development schedule within which to elect in writing to undertake establish the New Concept according to the terms of the development schedule.

          b. If Operator fails to make that election or fails to meet the development schedule, then Company, to the exclusion of Operator, may at any time itself develop the New Concept within the Territory, but may not license the New Concept or a facility in which it is implemented until the third anniversary of the opening of each such outlet featuring the New Concept. After the third anniversary, Company may license the outlet to another but only if Company first offers to Operator (if Operator is then in good standing as defined in Paragraph I. D. 3.) the right of first refusal, for thirty (30) days, to acquire the assets of the outlet at the price and terms offered by the third party (or the cash equivalent of noncash consideration offered by the third party), together with the franchise of the right to operate it pursuant to this Agreement.

          c. In establishing a development schedule for a New Concept, Company shall take into account criteria including potential sales volume, market demographics, saturation analysis, diversion of sales from Operator's other System Restaurants, and physical and geographic characteristics of areas in the Territory.

     2. Operator is in "good standing" if there is no outstanding notice of Operator's default under this Agreement that has not been cured. If Operator is not in good standing, Company will notify Operator to that effect, and will tell Operator how to return to good standing; upon Operator's return to good standing, Company will (as appropriate) begin paying the passover royalty to Operator or release the New Concept to Operator.

II.                                DUTIES OF COMPANY AND TRAINING

      Company will assist Operator in the proper operation of the System Restaurant business in the following manner:

     A. At the request of Operator, Company will help Operator select suitable locations by furnishing established criteria for use  by Operator in evaluating and selecting locations, including
location inspections as reasonably determined by Company.   Final
approval  of locations must be obtained in writing from  Company, if Company so advises or has so advised Operator. If Operator intends to develop a System Restaurant within the Territory at a location within two (2) miles of the border of the Territory, Operator shall not proceed with such development without first
having  obtained  the  written  consent  of  Company.   Prior  to
developing a Company-owed System Restaurant at a location outside of the Territory but within two (2) miles of the border of the Territory, Company shall take into account criteria including potential sales volume, market demographics, saturation analysis, diversion of sales from Operator's other System Restaurants, and physical and geographical characteristics; provided, however, that no notice to or consent of Operator shall be required for such development.

     B.        1.   Company will offer training programs for employees
     of each of Operator's System Restaurant Concepts at locations and at times selected by Company. Company will bear the costs of providing training programs, including the overhead costs of training, staff salaries, materials, and all technical training tools. Operator shall pay all traveling, living, compensation, and other expenses incurred by Operator and/or Operator's employees in connection with attendance at training programs.
     The operation and manner of conducting such programs shall be in the sole control of Company.

          1. Operator will not allow any System Restaurant operated pursuant to this Agreement to be managed by any person who has not attended and successfully completed the management training course designated by Company for the System Restaurant Concept at
     issue.   In  the  even a restaurant manager  resigns  or  is
     terminated, Operator will not be in default of such requirement if the successor restaurant manager commences the required training course within ninety (90) days of first assuming the duties of a restaurant manager and successfully completes said course. The required training course conducted at Company's facilities will not extend beyond two (2) weeks and will be structured so as to provide practical training in the implementation and operation of the applicable System Restaurant Concept(s).

          2. If Operator has or implements a management training program and has utilized Company's management training program for one (1) year, Operator may request in writing that Company approve Operator's management training program as an alternate method of complying with the requirement of Article II. B. 2. In such event, if Operator satisfies Company that Operator's program is at least the equivalent of Company's program, Company will certify such program. Company shall have the right to continually review Operator's management training program and to revoke the certification of such program whenever it fails (in Company's sole discretion) to satisfy the equivalency standard set forth above, as it may change from time to time.

     C. Company will provide at no cost to Operator, upon Operator's thirty (30) day advance request or as Company may deem appropriate, a qualified Company representative at Operator's initial location within each System Restaurant Concept for the first three (3) days of operation to train personnel and otherwise assist in the opening of the establishment.

     D. Company will make available to Operator from time to time Company's advice and assistance in the proper operation of System Restaurants as Operator may reasonably request.

     E. Company will provide on loan, at no cost to Operator, one (1) set of the appropriate portion(s) of Company's detailed Manual (which is more fully described in Article III.) for each System Restaurant of Operator. The portion(s) of the Manual to be provided to Operator may vary, depending upon the System Restaurant Concept involved. Additional sets may be obtained on loan from Company for a reasonable fee to be set by Company.

III.        MANUAL   AND  STANDARDS   OF OPERATION
               QUALITY, CLEANLINESS, AND SERVICE

     A. The Manual, and all portions of and all copies of the Manual, shall remain the property of Company and shall be returned to Company upon termination or nonrenewal of this Agreement.

     B. 1. In the Manual, among other publications, Company will promulgate standards of operation for each of the System Restaurant Concepts, and standards of quality, cleanliness, and service for all food, beverages, furnishings, interior and exterior decor, supplies, fixtures, and equipment used in connection with each System Restaurant Concept. Operator shall at all times conform to such standards. Company may, from time to time, change the standards, in which case Operator shall comply with any new or changed standard.

            2.     No   new  or  changed  standard  calling   for
     expenditures by Operator which Company considers to be substantial will be required by Company unless the proposed standard is pretested in a reasonably representative sample of System Restaurants, constituting at least five percent (5%) of the System Restaurants in the United States operating within the same System Restaurant Concept(s), and the results of such pretesting demonstrate customer acceptance and operational feasibility. Company will also consider the financial implications in connection with such proposed standard. The System Restaurants selected to participate in the pretest program will be reasonably representative of the entire System Restaurant Concept with respect to sales volume, market demographics, and physical and geographical characteristics, and may consist of a combination of Company-owned and franchisee-owned System Restaurants, or all Company-owned or all franchisee-owned System Restaurants. Operation may be requested to participate, but such participation will be voluntary. Operator shall have a minimum of ninety (90 days after receipt of written notice in which to fully implement such new standard or changed standard, but in no event will Operator be required to implement any such new standard or changed standard at a faster percentage rate than being accomplished by Company-owned System Restaurants in the United States.

     C.        Subject to the limitations set forth below, Company may
require  extensive  structural  changes,  major  remodeling   and
renovation,    and   substantial   modifications   to    existing
improvements as necessary for Operator's System Restaurants to conform with Company's then-current System image only if Company follows the same pretesting requirements as in Article III. B. 2. Company may not require any such work at a particular System Restaurant less than seven (7) years after the System Restaurant
opened,  less  than  seven  (7)  years  after  the  first   major
renovation made subsequent to the date of this Agreement, or less
than  five  (5)  years  after any other major  renovation.   Upon
receipt of written notice, Operator shall fully implement such changes to each of its System Restaurants operating under this Agreement, but in no event will Operator be required during any calendar year to implement such changes at a faster percentage rate than made to Company-owned System Restaurants in the United States for the prior calendar year.

     D. The Manual is a highly confidential document which contains certain Company's trade secrets, and Operator shall never reveal, and shall take all reasonable precautions to assure that its employees shall never reveal, any of the contents of the Manual or any other publication provided by Company, except as is necessary to the operation of Operator's System Restaurants.

IV.                                    DUTIES    OF     OPERATOR,
PRETESTING, UNIFORMS, INSPECTIONS

     A. In order to preserve and promote the value and goodwill of Company's Marks and the System:

          1. Operator shall conduct its business consistent with the standards promulgated by Company in the Manual and other publications and in strict compliance with the terms of this Agreement.

          2. Operator shall not manufacture, advertise for sale, sell, or give away any product unless such product has been approved and not thereafter disapproved in writing by Company.
     All approved products shall be distributed under the specific name designated by Company. Operator shall establish all menu prices in its sole discretion. If Operator has a suggestion for
     a   new  product,  or  for  a  change  to  existing  product
     specifications, or desires to participate in a test market program, Operator shall so advise Company in writing. Company will consider Operator's suggestions and/or requests, and advise Operator of its response within a reasonable time.

     3.         a.    Operator shall offer for sale in its System
     Restaurants only those food products which Company designates as
     "standard"  or  which  Company  has  made  available  as   a
     "regionalized" menu item or has specifically approved pursuant to
     Article IV. A. 2. No standard product will be removed from the menu unless Operator is so instructed by Company.

     Operator shall, upon receipt of notice from Company, add a standard product to its menu according to the instructions contained in the notice. Operator shall have a minimum of ninety (90) days after receipt of written notice in which to fully implement any such change and in no event shall Operator be required to implement any such change at a faster percentage rate than that being accomplished by comparable Company-owned System Restaurants within the same general geographic market area, if any. Operator shall cease selling any previously approved product within thirty
     (30) days after receipt of notice that the product is no longer approved.

          a. Operator will not be required to implement any new standard product unless the proposed standard product is pretested in a reasonably representative sample of System Restaurants, constituting at least five percent (5%) of the System Restaurants in the United States in the same System Restaurant Concept(s), and the results of such pretesting demonstrate customer acceptance and operational feasibility. For those proposed standard products which require a capital investment in equipment, the pretest results must also demonstrate that a majority of System Restaurants participating in the pretest realized an acceptable unit return (which is defined to be at least a ten percent (10%) cash-on-cash return on the capital investment and ongoing royalty, but excluding the
     cost  of  financing).   The System Restaurants  selected  to
     participate in the pretest program will be reasonably representative of the entire System Restaurant Concept with respect to sales volume, market demographics, and physical and geographical characteristics. Operator may be requested to participate, but such participation shall be voluntary. The restaurants selected to participate may consist of a combination of Company-owned and franchisee-owned System Restaurants, or all Company-owned or all franchisee-owned System Restaurants.

          b. Any food products approved for System Restaurants as of March 1, 1990, shall not be subject to the requirements of
     Article IV. A. 3. b.

     4. Company shall have the right, in the Manual or in other publications, to prescribe one or more menu formats to be
utilized  in each System Restaurant Concept.   The menu format(s)
may include, in Company's discretion, requirements concerning organization, graphics, product descriptions, illustrations, and any other matters (except prices) related to the menu, whether or not similar to those listed. In Company's discretion, the menu format(s) may vary depending upon region, market size, or other
factors.   Company  may change the menu format(s)  from  time  to
time, in which case Operator will be given a reasonable time (not longer than six (6) months) to discontinue use of the old menu
format(s)  and  implement  use of the new  menu  format(s).   The
content, as opposed to the format, of menus shall be determined in accordance with Articles IV. A. 2. and IV. A. 3.

     5. The food products sold by Operator shall be of the highest quality, and the ingredients, composition, specifications, and preparation of such food products shall comply with the instructions and recipes provided by Company or contained in Company's Manual, and with the further requirements of Company as they are communicated to Operator from time to time.

     6. Operator shall not sell or distribute any food product or ingredient except as a complete and fully processed food product, or as otherwise approved in writing by Company.

     7. Operator shall operate each of its System Restaurants as a clean, orderly, legal, and respectable place of business in accordance with Company's business standards and merchandising policies and shall comply with all applicable ordinances, laws, and statutes governing the operation of such premises, including all food and drug laws and regulations.

     8. Operator shall maintain a suitable sign at, on, or near the front of the premises from which each of its System Restaurants is operated, identifying the premises only as "Pizza
Hut."   Such  sign  shall  conform in all respects  to  Company's
requirements except to the extent prohibited by local legal restrictions.

     9. Operator shall cause all employees, while working in System Restaurants, to: (i) wear uniforms of such color, design, and other specifications as Company may designate from time to time, and (ii) present a neat and clean appearance. In the event the type of uniform utilized by Operator is deleted from the list of approved uniforms, Operator shall have six (6) months from receipt of written notice of such deletion to discontinue use of its existing inventory of uniforms and implement an approved type of uniform.

     10. Operator shall not permit any vending or game machines or any other items to be installed or maintained on the premises without Company's prior written approval, except that Company hereby consents to the installation of cigarette and newspaper vending machines, coin telephones, and non-video jukeboxes.

     B. Company may require the operation of one or more System Restaurant Concepts for a specified minimum number of hours per week, by a statement to that effect in the Manual. If Operator seeks (in writing) Company's consent to operate one or more specific System Restaurants a lesser number of hours per week, Company will consider such factors as the System Restaurant's sales volume, profitability, location, exposure to criminal activity, the nature of the concept involved, and competitive activity in the vicinity. Nothing herein shall prevent Operator from temporarily closing one or more System Restaurant(s) without company's consent on any five (5) holidays of Operator's choosing per year or in the event of natural disaster, severe and unusual weather conditions, or grave emergency beyond Operator's control.

     C. Company's authorized representatives shall have the right to enter upon the premises of Operator's System Restaurants at any reasonable time for the purpose of examining same, conferring with Operator's employees, inspecting and checking operations, food, beverages, furnishings, interior and exterior decor, supplies, fixtures, and equipment, and determining whether the business is being conducted in accordance with Company's standards and the terms of this Agreement. Operator will receive
after each inspection a written inspection report.   In the event
any   such   inspection  report  indicates  any   deficiency   or
unsatisfactory condition with respect to any matter on said inspection report, Operator shall, within forty-eight (48) hours of Operator's receipt of the report or such other time period as Company its sole discretion may provide, correct or repair such deficiency or unsatisfactory condition if it is correctable or repairable within such period of time, and, if not, shall within such period of time commence such correction or repair and
thereafter  diligently  pursue the same to  completion.   In  the
event of failure of Operator to comply with the foregoing obligations to correct and repair, Company shall have the right, without being guilty of trespass or other tort, to forthwith make or cause to be made such corrections or repairs, and the expenses thereof, including board, lodging, wages, and transportation of Company personnel, if utilized in Company's sole discretion, shall be paid by Operator upon billing by Company. The foregoing shall be in addition to any other rights or remedies Company may have.

V.                                   ERECTION  OF  BUILDING   AND
COMMENCEMENT OF BUSINESS

     A. If required by applicable law, Operator shall promptly file and publish a certificate of doing business under an assumed or fictitious name and shall furnish a certified copy of said certificate to Company promptly thereafter.

     B. Operator shall obtain all necessary governmental permits and licenses prior to beginning the erection of any System Restaurant building or buildings. Operator shall fully complete said construction within a reasonable time thereafter. Operator shall commence operation of each System Restaurant no later than thirty (30) days following completion of the building and improvements and shall give Company ten (10) days written notice prior to commencing operations. In no event shall Operator construct or remodel, the interior or exterior of any System Restaurant or make any improvements which vary from the then-current standards, plans, and specifications approved by Company, without first obtaining the prior written approval of Company.

     C. Operator shall obtain all municipal and state licenses necessary to operate each of Operator's System Restaurants prior to commencement of business at the System Restaurant and shall maintain al licenses during the term of this Agreement.

VI.                                ADVERTISING AND CO-OPS

     A.        1.   Company has and will continue to define certain
     marketing areas in which Co-operative Advertising Associations of System Restaurants ("Co-ops") are to be established. Each Co-op shall function for the purpose of maximizing the efficient utilization of local advertising media. On the basis of established advertising criteria such as Arbitron, A. C. Nielsen, or other comparable standard, Company has or will, for each System Restaurant operated by Operator under this Agreement, specify which Co-op, or in some instances more than one Co-op, each System Restaurant shall join. Each System Restaurant operated by Operator shall participate in the Co-op or Co-ops designated by Company. On the basis of established advertising criteria such as Arbitron, A. C. Nielsen, or other comparable standard, Company may subsequently change such designation for one or more of Operator's System Restaurants and require such System Restaurants to participate in a new and/or different Co-op
     or  Co-ops.   If  requested,  Company  will  assist  in  the
     establishment of such Co-op or otherwise assist in fulfilling the intent of this Article VI. A. 1. In the event an impasse occurs owing to the inability or failure of the Co-op members to resolve within forty-five (45) days any issue affecting the establishment or effective functioning of an individual Co-op, any such issue shall, upon request of a member of said Co-op or the Advertising Committee of Company and I.P.H.F.H.A., Inc. (hereinafter called the "Advertising Committee"), be submitted to the Advertising Committee for consideration, and its resolution of such issue shall be final and binding on all members of the Co-op.

          1. For each of Operator's System Restaurants, Operator shall make monthly contributions to the Treasurer of each Co-op of which the Restaurant is a member, in accordance with this provision. Except as provided in Article VI. A. 9., Company will require every Operator of System Restaurants to belong, and contribute, to a local co-op.

               a. For those System Restaurants which are members of only one Co-op, Operator shall contribute an amount equal to two percent (2%) of the prior monthly gross sales (as defined in Article X. B.) of each such System Restaurant.

               b. For those System Restaurants which are members of more than one Co-op, Operator shall make a total contribution for each such restaurant pursuant to Article VI. A. 2. a. Company will advise Operator as to what portion of each such System
          Restaurant's total contribution shall be made to each Co-op; the apportionment shall be based upon the percentage of broadcast signals received in the trade area of the System Restaurant from the stations in each Co-op's market area. Upon notice to Operator, Company may subsequently alter its apportionment instructions.

          2. If Company owns a System Restaurant within a defined marketing area of any such Co-op or Co-ops, it will be a participating member and contribute to said Co-op or Co-ops for each such Company-owned System Restaurant under the same terms as specified in Article VI. 2. a. and b. (subject, however, to the limitations set forth in Article VI. E.).

          3.        The amount so contributed to the Co-op under Article
     VI. A. 2. and 3. shall be used only to purchase broadcast media advertising; provided, however, that a Co-op may, upon consent of the members of the Co-op owning seventy-five percent (75%) of the System Restaurants within the Co-op, seek consent of the Advertising Committee to spend any part of such funds for other types of externally measurable advertising by demonstrating that a more efficient method of accomplishing the purposes for which the Co-op was established is available in the Co-op's marketing area. Each Co-op shall retain the services of a professional advertising agency and shall utilize said agency in purchasing its broadcast media advertising.

          4. In those instances where expenditure of all required Co-op contributions would cause the advertising level to exceed the reasonable level of effective advertising, the contributions required by Article VI. A. 2. and 3. may be reduced to a lesser amount upon unanimous approval of all members of the Co-op and unanimous consent of the Advertising Committee.

          5. Company shall have the right, at reasonable times, to have its authorized representatives review the business records of a Co-op and, at Company's discretion, to conduct an audit of the Co-op's books, records, and accounts.

          6. All Co-op advertising shall be prepared, reviewed, and used in accordance with the requirements of Article VI. D. and such provision shall apply to all Co-op advertising and promotion.

          7. Company reserves the right to establish general standards concerning the operation of all Co-ops, advertising agencies retained by Co-ops, and advertising programs conducted by Co-ops. No such standards shall be promulgated without the approval of the Advertising Committee, and all standards shall be uniformly applied. In no event shall Operator's contribution, required in Article VI. A. 2., be increased as a result of such standards without Operator's consent. If Company establishes a one store-one vote majority rules standard for voting on all matters other than those (a) increasing, redirecting or decreasing Co-op dues or contributions or (b) implementing any further bylaw amendments, Operator shall exercise Operator's voting power in each Co-op of which Operator is a member to implement that standard. Any inconsistent provisions of this Agreement shall be deemed amended to reflect the implementation of the one-store one-vote majority rules standard in respect to each Co-op so acting.

          8. For each of Operator's System Restaurants for which Company does not designate a Co-op pursuant to Article VI. A. 1., or whenever a Co-op is not functioning, Operator shall nevertheless spend monthly two percent (2%) of the prior monthly gross sales of each such System Restaurant for broadcast media advertising within each such System Restaurant's marketing area. Operator may seek consent of the Advertising Committee to spend any part of such funds for other types of externally measurable advertising by demonstrating that a more efficient method is available within such System Restaurant's marketing area.

          9. The monthly contributions and/or expenditures required by Article VI. A. 2., 3., and 9. shall be made on or before the twentieth (20) day of each month based upon the prior monthly gross sales of each System Restaurant.

     B.         Operator shall be a member of I.P.H.F.H.A.,  Inc.
(sometimes known informally as the International Pizza Hut Franchise Holders Association but hereinafter referred to as
"IPHFHA") during the term of this Agreement. Operator hereby agrees to abide by the Constitution, Bylaws, Rules, and Regulations of IPHFHA as the same may, from time to time, be amended, and specifically agrees to pay all charges and assessments appropriately made by IPHFHA upon Operator. At any time that IPHFHA holds a vote concerning the dues and assessments to be paid by its members, Operator shall exercise all of Operator's voting power in IPHFHA to implement a dues rate not less than two percent (2%) of the prior month's gross sales from each System Restaurant for contribution to the national advertising fund administered by the Advertising Committee.

     C. During the period the Advertising Committee Agreement between Company and IPHFHA is in force, Operator shall pay an amount equal to two percent (2%) of the prior monthly gross sales (as defined in Article X. B.) of each of Operator's System Restaurants to IPHFHA, and Company shall require every new Operator or Operator of a newly franchised territory for System Restaurants to pay two percent (2%) of that Operator's System
Restaurant's  monthly  gross  sales,  for  contribution  to   the
national   advertising  fund  administered  by  the   Advertising
Committee. The two percent (2%) payment incorporates, and is not intended to be in addition to, IPHFHA dues described in Article
VI.  B.  above.   If,  at  any  time  and  for  any  reason,  the
Advertising Committee Agreement is no longer in force, Operator shall pay that amount directly to Company for purposes of national advertising of the System.

     D. No design, advertisement, sign, or form of publicity, including form, color, number, location, and size, shall be used by Operator unless the same shall have been first submitted to Company and approved in writing (except with respect to prices). Any request by Operator for such approval shall be addressed to Company's Advertising Department and Company shall respond within thirty (30) days. Whenever Operator elects to utilize, in the form supplied, advertising supplied by Company or a promotional item specifically approved by Company, no further approval for use of such material is required. Upon written notice from
Company,   Operator   shall   discontinue   and/or   remove   any
objectionable advertising materials. If said materials are not discontinued and/or removed within five (5) days after notice, Company, or its authorized agents, may, at any time, enter upon Operator's premises, or elsewhere, and remove any objectionable signs or advertising media and amy keep or destroy such signs or other media without paying therefor, and without being guilty of trespass or other tort.

        E. Company is not, under any circumstances (notwithstanding any other provision of this Agreement or of the Advertising Committee Agreement), obligated to contribute to any national or local advertising fund, program, co-op, or other organization any advertising fees or contributions for Company-operated System Restaurants at a net effective rate higher than the aggregate net effective rate at which Operator and all other members of IPHFHA contribute to that fund, program, co-op, or other organization, measured as a percentage of gross sales of the involved restaurants.

VII.                               COMPANY'S MARKS

     A. The license herein granted Operator to use Company's Marks and the privileges herein granted are applicable with respect to Operator's System Restaurants located in the Territory and not elsewhere.
     B. Operator shall, not license or attempt to license any other person or firm to use Company's Marks. Operator may use Company's Marks only to identify Operator's licensed System Restaurants and products specifically designated by Company in
writing.   Operator  may  not sell any products  using  Company's
Marks outside the Territory.

     C. Operator shall not interfere in any manner with, or attempt to prohibit, the use of Company's Marks by any other franchisee of Company.

     D. Operator shall immediately notify Company in writing of any third party infringing upon Company's Marks or challenging
Operator's use of any marks licensed herein, and Company will diligently protect such marks.

     E. It is specifically agreed that all goodwill arising from Operator's use of Company's Marks and System inures to Company.

     F.        All materials, including, without limitation, place
mats,   menus,  matchbook  covers,  and  order  books,  used   in
Operator's System Restaurants shall bear Company's Marks as prescribed by Company, and such use shall indicate that Company's Marks are registered marks.

     G. Operator shall exercise caution when utilizing Company's Marks to ensure that said Marks are not jeopardized in any manner, and Operator agrees to indemnify Company for any damage or expense occasioned by Operator's improper use of said Marks.

     H. Any location lease signed by Operator shall expressly provide Operator, or Company as Operator's agent, with the right, upon the termination or nonrenewal of either this Agreement or
such    lease,    to   remove   all   identifying   architectural
superstructure and characteristics from the building as Company may direct in order to effectively distinguish the same from Company's proprietary building design.

VIII.                                 PURCHASE   OF    EQUIPMENT,
SUPPLIES, AND OTHER PRODUCTS

     A.        1.   Operator shall obtain all equipment, supplies, and
     other products and materials required for the operation of its System Restaurants solely from suppliers (including manufacturers distributors, and other sources) who demonstrate, to the continuing reasonable satisfaction of Company, the ability to
     meet   Company's  then-current  reasonable   standards   and
     specifications for such items; who possess adequate quality controls and capacity to supply Operator's needs promptly and reliably; and who have been approved in writing by Company and not thereafter disapproved. If Operator desires to purchase any items from an unapproved supplier, Operator shall submit to Company a written request for such approval, or shall request the supplier itself to do so. Company shall have the right to require that its representatives be permitted to inspect the supplier's facilities, and that samples from the supplier be delivered, at Company's option, either to Company or to an independent, certified laboratory designated by Company for testing. Company reserves the right, at its option, to reinspect the facilities and products of any such approved supplier at any time and to revoke its approval upon the supplier's failure to continue to meet any of Company's criteria. Nothing in the foregoing shall require Company to approve any supplier.

     1. No item of merchandise, furnishings, interior and exterior decor items, supplies, fixtures, equipment, or utensils bearing any of Company's Marks shall be used or sold in or upon the premises of any System Restaurant unless the same shall have been first submitted to and approved in writing by Company.

     B.        1.   The parties agree that Company's spice blends are
     highly confidential secret recipes and are trade secrets of Company. Because of the importance of quality and uniformity of product and the significance of the spice blends in the preparation of products to achieve and maintain such quality and uniformity, it is to the mutual benefit of the parties that Company closely control the production and distribution of the spice blends. Similar considerations may also apply to other trade secret items which Company may develop in the future. Accordingly, Operator agrees to use only Company's secret spice blends in the preparation of products approved by Company and to buy from Company, or a source designated by Company, its full requirements of Company's spice blends as well as (at Company's direction) any other trade secret items which Company may develop in the future.

     1.        a.   For the purpose of this Article VIII. B. 2., the
     term "Company" includes any business entity controlling, controlled by, or under common control with, Pizza Hut, Inc.

          a. Operator shall have the option to purchase from Company, upon such terms as Company shall determine, such items as Company may offer for sale to Operator.

          b. Within four (4) months after the end of each fiscal year of Company, Company will determine its rate of gross profit and its rate of net pre-tax profit attributable to sales by Company to all its Pizza Hut franchisees of only food, paper products, and similar restaurant supplies (but not of any other items, including, without limitation, nonfood items manufactured by Company and other items such as, furnishings, interior and exterior decor items, and equipment) for said fiscal year.

                In making such determination, the sales, gross profit, and net pre-tax profit for all entities will be combined (without considering accounting eliminations) into one financial statement, and Company's cost shall be reduced by any cash discounts which Company may receive from its vendors.

          c.        If --

                       i)   the  rate  of  gross  profit  as   so
          determined by Company exceeds fourteen (14%), or

                     ii)   the rate of net pre-tax profit  as  so
          determined by Company exceeds two and one-half  percent
          (2.5%),

     then in either event Company will, within thirty (30) days thereafter, pay to Pizza Hut franchisees entitled thereto, in the manner provided in e. below, an amount equal to the excess as determined under either i) or ii) above, whichever is greater; provided, however, that the aggregate payment called for herein shall in no event exceed an amount equal to Company's net pre-tax profit attributable to sales of food, paper products, and similar restaurant supplies by Company to all its Pizza Hut franchisees for said fiscal year.

          d. Company will pay to each Pizza Hut franchisee its share of the amount determined to be payable by Company under c. and d. above, in the form of a cash payment or a credit, at the option of the franchisee, pursuant to procedures established by Company.
     The said share of each Pizza Hut franchisee shall be in an amount which bears the same relationship to the total amount determined to be payable by Company under c. and d. above as such franchisee's gross purchases from Company of food, paper products, and similar restaurant supplies bear to gross purchases of such items from Company by all franchisees; the parties expressly agree that such share shall be determined without regard to any other factors, including, without limitation, product mix variations, delivery and service charges, regional price variations, or other price variations.

IX.                                FRANCHISE FEES AND DEVELOPMENT
SCHEDULE

     A. In consideration of the issuance of the franchise granted herein, Operator shall pay to Company:

          1. Prior to the opening of each System Restaurant (other than a New Concept as set forth in Article I. D. 2. a.), an initial franchise fee in the amount of Fifteen Thousand Dollars ($15,000); and

          2. A monthly service fee of four percent (4%) per month of the previous month's gross sales (as defined in Article X.) for each of Operator's System Restaurants. If by reason of state law Company is prohibited from receiving a percentage of alcoholic beverage sales, Operator shall pay Company an equivalent amount not to exceed four and one-half percent (4.5%) of gross food and nonalcoholic beverage sales instead of four percent (4%) of total gross sales.

          3.        The monthly service fee shall be payable within twenty
          (20) days after the end of each and every month. In addition to any other remedies Company may have, Operator shall pay to Company a late charge at a rate established by Company, not to exceed the maximum rate permitted by law, on all delinquent fees required to be paid Company by Operator pursuant to this Agreement. Such late charge shall commence on the first day of the month following the month in which such fees are due.

     B.        1.   Within the Territory, Operator shall have under
     construction and/or operating, by the respective deadlines set forth in Schedule A, at least the number of new Red Rood
     restaurants  called for by Schedule A.   By  the  respective
     deadlines set forth in Schedule B, Operator shall have presented to Company schedules for the development of delivery distribution points sufficient to provided adequate delivery service to the respective areas in the Territory identified in Schedule B; furthermore, Operator shall have under construction and/or operating, by the respective deadlines set forth in Schedule B, a sufficient number of delivery distribution points to provide adequate delivery service (in Company's sole discretion, but in accordance with the procedures set forth below) to all locations in each of the areas in the Territory set forth in Schedule B. All new System Restaurants shall be constructed and operated pursuant to the then-current standards, plans, and specifications referred to in Article V. B. Operator shall continuously operate all of its System Restaurants during the term of this Agreement. The words "under construction" as used herein shall mean, with respect to a free-standing building, that the footings have been poured, and shall mean, with respect to an in-line restaurant location, that the under-slab improvements required to operate a System Restaurant are complete.

     Failure of Operator to comply with the schedules and obligations set forth in this Article IX. B. 1. and in Schedules A and B shall constitute a default under this Agreement. If said default occurs, any franchise rights of Operator to establish in the Territory additional System Restaurants to operate in same System Restaurant Concept as that in which the development default occurred, not under construction at the time of default, shall terminate upon Company's election. Said default shall not, however, affect in any way Operator's rights and obligations with respect to its System Restaurants already operating or under construction at the time of default.

          a. For purposes of this Article IX. B., "delivery distribution points" means Red Roof restaurants that offer delivery services, Delivery restaurants, and Delco restaurants.

          b. As used in this Article IX. B., "adequately" means in accordance with Company's then-current standards for delivery.
     In making a determination of the adequacy of Operator's delivery services, the Company shall take into account criteria including potential sales volume, market demographics, saturation analysis, diversion of sales from Operator's other System Restaurants, and physical and geographic characteristics of areas in the Territory.

     2. In the event Operator defaults on these development obligations, Company shall have the right, notwithstanding any other provision in this Agreement, to operate and/or to license others to operate System Restaurants within the System Restaurant Concept with respect to which the default occurred within the Territory. Company will not establish nor will it permit any licensee to establish a Red Roof restaurant at a location within a two (2)-mile radius of any then-existing Red Roof restaurant of Operator. Company or its licensee may, however, establish and operate Delivery restaurants anywhere within the Territory, and Company (but not its licensee) may establish and operate Delco restaurants outside a 500-yard radius of any of Operator's then-existing Red Roof restaurants, including (in each case) within a two (2)-mile radius of any of Operator's then-existing System Restaurants. These rights of Company shall be in addition to any
     other  rights  or  remedies Company may  have.   If  Company
     establishes a Delco restaurant less than two (2) miles from one of Operator's then-existing Red Roof restaurants, Company may not transfer that Delco restaurant to a third person within thirty-six (36) months after the opening of the Delco restaurant. After thirty-six (36) months, Company may license the Delco Restaurant to another but only if Company first offers to Operator (if Operator is in good standing as defined in Paragraph 1. D. 3.) the right of first refusal, for thirty (30) days, to acquire the assets of the outlet at the price and terms offered by the third party (or the cash equivalent of noncash consideration offered by the third party) together with the right to operate it pursuant to this Agreement.

          3. Company may mandate the implementation of Express restaurants. At the time of the mandate, Company will notify Operator of Company's projection of the potential number of Express restaurants within the Territory. If Operator desires to implement the Express concept, Operator must submit to Company, within thirty (30) days after Company's mandate, Operator's proposed five (5)-year schedule for development of Express restaurants in the Territory (the "Express Development Schedule"). In producing the Express Development Schedule, Operator shall take into account criteria including potential sales volume, market demographics, saturation analysis, diversion of sales from Operator's other System Restaurants, and physical and geographical characteristics of the Territory. Within thirty
     (30) days thereafter, Company shall either accept the Express Development Schedule proposed by Operator, or reject it and counterpropose a different Express Development Schedule (taking into account the factors listed above). Operator shall have fifteen (15) days from the date Company counterproposes its own Express Development Schedule within which to elect in writing to undertake development of Express restaurants according to the terms of Company's counterpropsal Express Development Schedule. If Operator fails to make that election or fails to meet the Express Development Schedule, Company shall have the right to establish and operate, or to license others to establish and operate, Express restaurants anywhere within the Territory, including within a two (2)-mile radius of any of Operator's then-existing System Restaurants.

          4. If at any time after the expiration of any prior development schedule for a particular System Restaurant Concept (including, for this purpose, a New Concept released to System pursuant to Article I.D.), Company deems it practicable to establish within the Territory additional locations for System Restaurants in the same System Restaurant Concept, and if Operator did not default on its obligations under any prior development schedule for the same System Restaurant Concept, Company will notify Operator in writing and will invite Operator to propose a secondary development schedule. If Operator desires to continue to develop that System Restaurant Concept within the Territory, Operator must submit to Company, within thirty (30) days after Company's notice, Operator's proposed five (5)-year secondary development schedule. Within thirty (30) days thereafter, Company shall either accept the secondary development schedule proposed by Operator, or counterpropose a different five
     (5)-year secondary development schedule. Operator shall have fifteen (15) days from the date Company accepts Operator's proposed secondary development schedule or counterproposes its own secondary development schedule within which to elect in writing to undertake development of additional restaurants according to the terms of the secondary development schedule. In the event Operator fails to make that election or fails to comply with the secondary development schedule, then Company shall have the right, notwithstanding any other provision of this Agreement, to operate and/or license others to operate System Restaurants within the System Restaurant Concept with respect to which the failure occurred within the Territory. Company will not establish nor will it permit any licensee to establish a Red Roof restaurant within a two (2)-mile radius of any then-existing Red Roof restaurant of Operator. Company or its licensee may, however, established and operate Delivery and Express restaurants anywhere within the Territory, and Company (but not its licensee) may establish and operate Delco restaurants outside a five hundred (500)-yard radius of any of Operator's then-existing Red Roof restaurants, including (in each case) within a two (2)-mile radius of any of Operator's then-existing System Restaurants. If Company establishes a Delco restaurant less than two (2) miles from one of Operator's then-existing Red Rood restaurants, Company may not transfer that Delco restaurant to a third person within thirty-six (36) months after the opening of the Delco restaurant. After thirty-six (36) months, Company may license the Delco restaurant to another only if Company first offers to Operator (if Operator is in good standing as defined in Paragraph I.D. 3) the right of first refusal, for thirty (30) days, to acquire the assets of the outlet at the price and terms offered by the third party (or the cash equivalent of noncash consideration offered by the third party) together with the right to operate it pursuant to this Agreement. These rights of Company shall be in addition to any other rights or remedies Company may have.

          5. Any Delivery restaurants and Delco restaurants established by Company or its licensees within the Territory after a development default by Operator (pursuant to this Article
     IX. B.) will not provide delivery service to those portions of the Territory which are within two (2) miles of a delivery distribution point continuously operated by Operator since the date of Operator's development default.

     Operator may, after receiving notice of loss of development rights for Delivery restaurants and Delco restaurants for failure to develop, continue to provide delivery service to some or all of the Territory until Company gives Operator thirty (30) days' written notice to cease such services. Company may give such notice to Operator as to areas more than two (2) miles from Operator's nearest delivery distribution point that was in operation on the date of Company's notice that Operator had defaulted on its development obligations, at any time and for any reason.

X.                                 BOOKS, RECORDS, GROSS SALES

          A. Operator shall keep on the premises of each of its System Restaurants or at its principal place of business, and shall preserve for at least five (5) years from the date of their
preparation   (including  such  period   after   termination   or
nonrenewal  of  this  Agreement),  true  and  accurate   records,
accounts, books, and data in such form as Company may require, which shall accurately reflect all particulars relating to the business done and the gross sales of the System Restaurant business operated at said premises. Operator shall submit to Company the monthly gross sales and a quarterly Profit and Loss
Statement   for  each  of  Operator's  System  Restaurants.    In
addition, Operator shall, within ninety (90) days of the end of Operator's fiscal year, annually provide Company with a complete Profit and Loss Statement and a consolidated Balance Sheet, each in such form as Company may require, prepared in accordance with generally accepted accounting principles. Company reserves the right to require such information concerning Operator's System Restaurant business as Company may from time to time reasonably
prescribe.   Except  as otherwise required  by  applicable  laws,
rules, or regulations, or by court order, Company will take reasonable precautions to maintain the confidentiality of all
financial  reports  provided  by  Operator,  provided  that,   if
Operator executes any promissory notes to Company, Company may disclose the financial reports provided by Operator to any third party to whom Company sells or pledges (or attempts to sell or pledge) the promissory notes from Operator. Company, its agents or representatives, may examine and audit said records, accounts,
and  books  at all reasonable times, with or without notice.   If
said inspection discloses that any financial statement delivered by Operator is in error, Operator shall immediately pay to Company any deficiency found to be owing, plus interest at the maximum rate permitted by law; if said deficiency is five percent
(5) or more, then in addition, the cost and expense of said inspection shall be borne and paid by Operator upon billing by Company. The foregoing shall be in addition to any other rights or remedies that Company may have.

          B.        The term "gross sales," for purposes of this Agreement,
shall   mean  gross  revenues  (excluding  price  discounts   and
allowances) received by Operator as payment, whether in  cash  or for  credit  (and,  if  for credit, whether  or  not  payment  is received  therefor), for the beverages, food,  and  other  goods, services, and supplies sold in or from each of Operator's  System
Restaurants,  and  gross revenues received by Operator  from  any other  business (including, but not limited to, vending  or  game machine  receipts  other than those received  from  cigarette  or
newspaper   vending  machines,  coin  telephones,  or   non-video
jukeboxes) operated upon the premises of any of Operator's System
Restaurants, excluding sales or other tax receipts which may be required by law to be collected from guests.

          C. Operator may use the accounting services of any national or large regional firm of certified public accountants which it may, in its sole discretion, select, or any other accounting services reasonably satisfactory to Company.

XI.                                  COVENANT   REGARDING   OTHER
BUSINESS INTERESTS

          A. For purposes of this Article XI., "Operator" shall mean and include the individual Operator; Operator's spouse and minor children; Operator's shareholders, officers, and directors, if Operator is a corporation; and any one or more partners or participants in Operator, if Operator is a partnership or joint venture.

          B. Operator acknowledges that the food products, method of doing business, and other elements comprising the Pizza Hut
System  are  unique  and distinctive and have been  developed  by
Company at great effort, time and expense; and that Operator  has regular  and  continuing  access  to  valuable  and  confidential information, training, and trade secrets regarding the Pizza  Hut
System.   Operator recognizes its obligation to keep confidential
such secret information in accordance with Articles III. D. and XIV., and to fully develop the Territory in compliance with
Article IX.  Operator accordingly agrees as follows:

               1. During the term of this Agreement, except with the prior written consent of Company, Operator shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the production or sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item now or in the future approved by Company for use in the System, or have any employment or interest in any firm engaged in the production or sale of such products.

               2. During the term of this Agreement, except with the prior written consent of Company, Operator shall not let or permit any part of any premises owned or controlled by it in the Territory to be used as a business, all or any part of which consists of the sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item approved by Company for use in the System.

               3. Upon the termination or nonrenewal of this Agreement, or if Operator assigns or transfers his interest herein to any person or business organization, or if any person identified in
          Article XI. A. terminates his relationship with Operator, then for a period of eighteen (18) months thereafter such Operator shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the production or sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item now or in the future approved by Company for use in the System, or have any employment or interest in any firm engaged in the production or sale at retail of any such products, at a location within a radius of twenty-five (25) miles of any premises operated under this Agreement or within ten (10) miles of any other Pizza Hut restaurant then existing, unless Company shall have given its prior written consent thereto.

          C. In the event any portion of the foregoing covenants is held invalid or unenforceable in a final judgment to which Company and Operator are parties, then the maximum legally allowable restriction permitted by law shall control hereunder and Operator shall be bound thereby. Company may at any time unilaterally reduce the scope of any part of the foregoing covenants, and Operator shall comply with any such reduced covenant upon receipt of written notice thereof.

          D. The provisions of Article XI. shall not limit, restrain or otherwise affect any right or cause of action which may accrue to Company for any infringement of, violation of, or interference
with,   Company's   Marks,  System,  trade  secrets,   or   other
proprietary aspects of Company's business.

          E. Article XI. B. does not apply to the ownership of one percent (1%) or less of the issued and outstanding stock in any publicly held corporation.

XII.                                INTERFERENCE WITH  EMPLOYMENT
RELATIONS

      During the term of this Agreement, neither Company nor Operator shall employ or seek to employ, directly or indirectly, any person serving in a managerial position who is at the time or was at any time during the prior six (6) months employed by the other party, its subsidiaries, or by any other franchisee in the System. This paragraph shall not be violated if, at the time Company or Operator employs or seeks to employ such person, the current employer has given its written consent. Request for Company's consent when required in such instances should be addressed in writing to Company's Vice president of Franchising. Notwithstanding Article XXVIII. G., the parties hereto acknowledge that if this paragraph is violated, the former employer shall been entitled to liquidated damages equal to twice the annual salary of the employee involved plus reimbursement of all costs and attorney fees incurred. Furthermore, such former employer shall be entitled to seek such amounts through either arbitration or litigation in Court. For purposes of this paragraph, "managerial position" includes all employees at the pay grade of restaurant manager and above.

XIII.                              USE OF PREMISES

      Operator shall, upon the premises from which each System Restaurant is operated, engage only in the business of operating a System Restaurant and no other, except with the prior written consent of Company. Operator shall not allow any premises from which Operator operates a System Restaurant or any part of those premises to be used for any immoral or illegal purpose.

XIV.                                 SECRET  RECIPES  AND   OTHER
SECRET INFORMATION

      Neither Operator nor anyone by or through it shall directly or indirectly disclose, either during the term of this Agreement or thereafter, any recipes or other secret information by Company, and Operator shall take all reasonable precautions to prevent said disclosure.

XV.                                LEASE APPROVAL

     If Operator will occupy the premises from which its business hereunder is conducted under a lease, sublease, or other contract of tenancy, Operator shall, prior to the execution thereof, submit such lease, sublease, or other contract to Company for its written approval, if so requested by Company.

XVI.                               TRANSFER OF INTEREST

          A. This Agreement shall inure to the benefit of the successors and assigns of Company.

          B. The rights and duties created by this Agreement are personal to Operator, and Company has granted this franchise in reliance on the individual or collective character, skill, aptitude, and business and financial capacity of Operator and its principals. Accordingly, except as otherwise may be permitted in
Article XVI. and Article XVIII., neither Operator nor any  person with an interest in Operator shall, without Company's prior written consent, directly or indirectly sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in this franchise or, if Operator is a  partnership,  joint  venture, or corporation,  any  direct  or indirect interest in Operator. Any such purported assignment occurring by operation of law or otherwise without Company's
prior  written  consent  shall  constitute  a  default  of   this
Agreement by Operator, and shall be null and void.

          C. Operator shall not, without Company's prior written consent, offer for sale or transfer at public or private auction or advertise publicly for sale or transfer, the furnishings, interior and exterior decor items, supplies, fixtures, equipment, and real or personal property used in connection with Operators' System Restaurants.

          D. Company will not unreasonably withhold its consent to any transfer or assignment which is subject to the restrictions of Article XVI.; provided, however, Company shall not be required to give its consent unless, in addition to the requirements of
Article XVII., the following conditions are met prior to the effective date of the assignment.

               1.        For all proposed transfers or assignments:

                    a. The Operator is not in default hereunder, and all of its accrued monetary obligations to Company have been satisfied;

                    b. The assignor has executed a general release under seal, in a form prescribed by Company, of any and all claims against Company, its affiliates, subsidiaries, shareholders, directors, officers, and employees;

                    c. The assignee has demonstrated to Company's satisfaction that it meets all of Company's then-current requirements for new Operators or for holders of an interest in a franchise, including, without limitation, possession of good moral character and reputation, satisfactory creditor ratings, acceptable business qualifications, and the ability to comply fully with the terms of this Agreement;

                    d. The assignee has entered into a written assignment under seal, in a form prescribed by Company, assuming and agreeing to discharge all of Operator's obligations;

                    e. The assignee, its manager, and its other employees responsible for the operation of the restaurant have satisfactorily completed such training as Company may then require;

                    f. The assignee executes such other documents as Company may require in order to assume all of the obligations of this Agreement, to the same extent, and with the same effect, as previously assumed by the assignor; and

                    g. Operator has paid the administrative fee called for by Article XVI. D. 3.

               2. For proposed transfers or assignments of rights to a corporation or partnership:

                    a. The assignee's articles of incorporation or articles of partnership and its bylaws (or similar documents, however denominated) shall provide that the assignee's activities and the activities of the assignee's parent, subsidiaries, and divisions shall be confined exclusively to operating the System Restaurants licensed herein, or other businesses licensed under other agreements with Company, its subsidiaries or affiliates, and the assignee shall comply with those provisions as long as the assignee is a licensee or franchisee of Company; and

                    b. The assignor and assignee shall comply with the requirements contained in Article XVI. D. 1. and Article XVII.

               3. Operator's required written request for transfer of either a partial or whole interest in the franchise must be accompanied by an administrative fee to Company of Two Thousand Five Hundred Dollars ($2,500). This administrative fee will not be due with respect to any transfer that (together with all other related previous, simultaneous or proposed transfers) does not result in a transfer of control of Operator.

          E. Upon the death or permanent incapacity of any person with an interest in this franchise or in Operator, and upon the dissolution of an Operator that is a partnership, joint  venture,
or    corporation,   the   executor,   administrator,    personal
representative,  or  trustee  of  such  person  or  entity  shall transfer his or its interest to a third party approved by Company
within  six  (6)  months.   Such  transfers,  including,  without
limitation, transfers by devise or inheritance, shall be  subject to  the same conditions as any inter vivos transfer.  However, in the  case  of transfer by devise or inheritance, if the heirs  or devisees of any such person are unable to meet the conditions  in
Article  XVI.  D., the personal representative  of  the  deceased
Operator  shall  have  a  reasonable  time  to  dispose  of   the
decedent's interest in the franchise, which disposition shall  be subject  to  all  applicable terms and conditions  for  transfers contained in this Agreement.  In the case of permanent incapacity of  a  partner or a shareholder of Operator who owns less than  a controlling  interest  in Operator, such partner  or  shareholder
may,   with  Company's  written  consent,  retain  his  ownership interest in Operator.

          F. Company's consent to a transfer of any interest subject to the restrictions of this Article shall not be deemed a waiver of Company's right to demand strict compliance with any of the terms of this Agreement by the assignee.

          G. If Operator or any person with an interest in Operator has received and desires to accept any bona fide offer to purchase all or any part of his or its interest in this franchise or in Operator and the transfer of such interest would (1) result in  a  change  in  control of Operator or of  this  franchise  or
(2)  constitute a transfer of any interest held by a  controlling person  of Operator or of this franchise, then Operator  or  such person shall notify Company in writing of the purchase price  and terms  of  such offer.  Company shall have the right and  option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to Operator or  such  person that Company or its third-party designee intends to purchase  the interest  which is proposed to be transferred on the  same  terms and conditions offered by the third party (except that Company or its  designee shall be entitled to receive the representation and warranties  customary to the sale of a similarly  sized  business and  shall  not  be  responsible for the payment  of  any  broker commission or other transactional fee).  Any material  change  in the  terms  of  an offer prior to closing shall cause  it  to  be deemed a new offer, subject to the same right of first refusal by
Company or its third-party designee as in the case of the initial
offer.   Company's  failure to exercise  such  option  shall  not
constitute a waiver of any other provision of this Agreement, including any of the requirements of this Article with respect to the proposed transfer.

XVII.                                PARTNERSHIP  AND   CORPORATE
OPERATORS

      If Operator, or any successor thereof, is a partnership or corporation:

          A. Upon the execution of this Agreement and upon each transfer of an interest in this franchise or in Operator and at any other time upon Company's request, Operator shall furnish Company with a list of all shareholders or partners having an interest in this franchise or in Operator, the percentage interest of each shareholder or partner, and a list of all officers and directors, in such form as company may require.

          B. Upon the execution of this Agreement and upon each transfer of an interest in this franchise or in Operator, all holders of a ten percent (10%) or greater interest in this franchise or in Operator shall execute a written agreement with Company personally guaranteeing, jointly and severally with all holders of a ten percent (10%) or greater interest in this franchise or in Operator, the full payment and performance of Operator's obligations to Company; and all holders of any interest whatsoever in this franchise or in Operator shall individually undertake to be bound by all the other terms of this Agreement, including, without limitation, the restriction on transfer of interest in Article XVI., and the covenants in Articles III. D., XI., and XIV.

          C.        Operator's articles of partnership, partnership
agreement,   articles  of  incorporation,   bylaws,   and   other
organizational documents shall recite that the issuance and transfer of any interest in Operator is restricted by the terms of Article XVI. of this Agreement. Operator shall also submit to Company, upon the execution of this Agreement, a partnership or shareholders agreement executed by all partners or shareholders of Operator, and a resolution of the partners or Board of Directors ratified by all of Operator's partners or shareholders, which states that, except as may be permitted by Articles XVI. and XVIII., no shares of stock or other interest in Operator shall be issued, transferred, or assigned to any person or legal entity without Company's prior written consent.

          D. Operator, if it is a corporation, shall maintain stop transfer instructions against the transfer on its records of any securities  with  voting rights subject to  the  restrictions  of
Article XVI., and shall issue no such securities upon the face of
which   the  following  printed  legend  does  not  legibly   and
conspicuously appear:

                "The  transfer of this stock is subject
          to  the  terms and conditions of one  (1)  or
          more  Franchise  Agreements with  Pizza  Hut,
          Inc.   Reference  is made to  said  Franchise
          Agreement(s)    and   to   the    restrictive
          provisions of the Articles and Bylaws of this corporation."

          E. Operator may effect a transaction that would result in public ownership (as that term is defined under federal and state securities  laws)  in Operator provided that at  least  fifty-one percent  (51%)  of  each  class of  the  corporation's  stock  is restricted,  non-registered, and non-public held  by  individuals that  Company  has approved as Operators.  The  business  of  any
Operator who has effected such a transaction, whether through the
Operator,  its  parent,  subsidiaries,  or  divisions,  shall  be confined exclusively to operating the System Restaurants licensed
herein.   All necessary consents and waivers required of  Company
will not be unreasonably withheld; provided, Company's consent to the use of "Pizza Hut" in the name of a publicly traded entity shall not be granted. Nothing in this Article XVII. E. prohibits
Operator from i) borrowing from a publicly-traded financial institution or other lender, or from pledging the tangible assets, real or personal (but not an interest in this Agreement), of the business(es) conducted hereunder; or ii) creating and operating an employee stock ownership plan or equivalent device, subject to other application requirements of Articles XVI. and XVII.

          F.        Operator shall cause every corporation, partnership and
other  non-individual  legal  person  holding  any  interest   in
Operator  or  in  this Agreement to provide in  its  articles  of incorporation  or  articles of partnership  and  its  bylaws  (or
similar   documents,  however  denominated)  that  its   business
activities  will be confined exclusively to operating the  System
Restaurants  licensed herein, or other businesses licensed  under other  agreements with Company, its subsidiaries and  affiliates.
By   that   same  deadline,  Operator  shall  cause  every   such
corporation, partnership, and other non-individual legal person to be in compliance with those requirements, and to remain in compliance with those provisions as long as Operator is a licensee or franchisee of Company.

XVIII.                             PERMITTED ASSIGNMENTS

      Notwithstanding anything to the contrary in Articles XVI. and XVII., Operator may assign not more than a total of twenty percent (20%) of Operator's ownership to employees of Operator who are actively engaged in Operator's System Restaurant operations. Any such ownership interest will be subject to all terms and conditions of this Agreement, including, without limitation, restrictions on transfer of interest in Article XVI., the requirements in Article XVII. A. and B., and the covenants in Articles III. D., XI., and XIV.

XIX.                               DEFAULT AND TERMINATION

          A. Operator shall be in default under this Agreement, and this Agreement and all rights granted Operator hereunder shall automatically terminate without notice to Operator, if any of the following events occur:

               1. If Operator or the business to which this Agreement relates becomes insolvent (i.e., either has ceased to pay his debts in the ordinary course of business or cannot pay his debts as they become due or is insolvent within the meaning of the federal bankruptcy law) or is dissolved; if a receiver or trustee for the business of Operator is appointed; or if Operator files a voluntary petition in bankruptcy or an involuntary petition is filed by any other person and is not dismissed within ten 10 days of filing; or

               2. If transfer is attempted or effected in violation of Articles XVI. or XVII. that would cause a change in control of the Operator or this franchise, or if Article XVII. E. is violated.

          B. Operator shall be in default and Company may, at its option, upon written notice to Operator, terminate this Agreement and all rights granted hereunder, without affording Operator any opportunity to cure the default, upon the occurrence of any of the following events:

               1. If Operator is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that is reasonably likely, in the sole opinion of the Company, to adversely affect the Pizza Hut System, Company's Marks, the goodwill associated therewith, or Company's interest therein;

               2. If Operator discloses or uses the contents of the Manual or other trade secrets or confidential or proprietary information provided to Operator by Company, contrary to Article
          III. D., Article XI., or Article XIV.;

               3. If Operator knowingly or through gross negligence maintains false books or records, or knowingly or through gross negligence submits an false report to Company;

               4. If Operator conducts the business licensed pursuant to this Agreement so contrary to this Agreement and the Manual as to constitute in imminent danger to the public health; or

               5. If Company gives Operator notice of Operator's default under any provisions of Article XIX. C. on three (3) or more occasions in any twelve (12) month period, or five (5) or more occasions in any thirty-six (36) month period, even if Operator cured each such prior default, and even if Operator would otherwise be given an opportunity (under Article XIX. C) to cure the current default. A termination pursuant to this Article XIX.
          B. 5. will affect: (a) if the defaults relate to one or more individual System Restaurants, only those System Restaurants as to which the defaults occurred; (b) if the defaults relate to Operator's entire operations (which, for this purpose, includes defaults under obligations that do not relate to specific System Restaurants or their operations), all of Operator's rights under this agreement and all other franchise agreements with Company;
          and (c) if the defaults relate to individual System Restaurants, but are part of a common pattern or scheme, all of Operator's rights under this Agreement and all other franchise agreements with Company.

          C. Except as provided,in Article XIX. A. and B., Operator shall have thirty (30) days after Company's written notice of default  within  which to remedy any default  described  in  this
Article XIX. C., and to provide evidence thereof to Company.   If
any  such  default is not so cured within that  period,  or  such longer period as applicable law may require, Company may, at  its
option,    terminate  this  Agreement  and  all  rights   granted
hereunder upon notice to Operator. Operator shall be in default under this Article XIX. C. for any failure to comply with any of the requirements imposed by this Agreement. Such defaults shall include, without limitation, the occurrence of any of the following events:

               1. Operator's failure, refusal, or neglect promptly to pay any monies owing to Company, its subsidiaries and affiliates, when due, or to submit the financial or other information required by Company under this Agreement;

               2. Operator's failure to maintain the standards specified by Company in the Manual or otherwise in writing;

               3. Operator's failure, refusal or neglect to obtain Company's prior written approval or consent as required by this Agreement;

               4. Operator's misuse or unauthorized use of Company's Marks or other material impairment of the goodwill associated therewith or Company's rights therein;

               5. Operator's commencement of or conducting any business operation, or marketing of any product, under a name or mark which, in Company's opinion, is confusingly similar to Company's Marks;

               6. A default by Operator under any lease, sublease, mortgage, or deed of trust covering the franchised premises;

               7. Operator's failure to procure or maintain the insurance required by Article XXIV.; or

               8. If Operator, without Company's consent and except in accordance with Articles XIX. B. 4. and 5., ceases to operate or otherwise abandons any of its System Restaurants or, upon destruction of any System Restaurant, fails to rebuild the System Restaurant and resume operation within a reasonable time.
          However, cessation of the business from a System Restaurant shall not constitute default of this Agreement if caused by condemnation, expiration of a location lease pursuant to its terms at execution, or when failure to rebuild following destruction of the System Restaurant is prohibited by law or the location lease;

               9. If a transfer is attempted or effected in a manner inconsistent with Articles XVI. or XVII. but which does not cause a change in control of the Operator or this franchise.

i) if the default relates to one or more individual System Restaurants, only those System Restaurants as to which the default occurred; and ii) if the default relates to Operator's entire operation (which, for this purpose includes defaults under obligations that do not relate to specific restaurants or their operations), all of Operator's rights under this Agreement.

          D. In the event of any default under Article XIX. B, or any default under Article XIX. C. not cured within the time therein specified, Company may, as an alternative to termination, in its sole discretion, redefine the Territory as Company deems appropriate under the circumstances, and/or refuse to allow
Operator to establish any additional System Restaurants pursuant to this Agreement. Any such action by Company shall not in any way limit Company's right to decline renewal owing to such default by Operator, and shall be in addition to any other right or remedy Company may have.

          E. In the event any System Restaurant is closed for business for a period totaling thirty (30) days without Company's prior written consent, Operator acknowledges that the damages to Company from such closing cannot be easily calculated and hereby agrees, without limiting Company's other rights pursuant to this Agreement, to pay an amount as liquidated damages for such default, and not as a penalty, equal to two times the aggregate monthly service fees paid or due with respect to such unit for
the  twelve (12) calendar months preceding the closing.   In  the
event  such unit has not been open for business for a full twelve
(12)-month period, the total amount of liquidated damages due Company shall be computed by determining the highest monthly service fee ever paid or due on such unit and multiplying such figure by twenty-four (24). Whenever Operator seeks Company's consent to close a System Restaurant, Company will consider such factors as the System Restaurant's location, sales volume, profitability, exposure to crime, and competitive activity in the
market.   If Company consents to closing a System Restaurant  and
Operator establishes a replacement unit within one (1) year of such closing, Company may, in its sole discretion, credit the unamortized portion of the initial fee for such closed System Restaurant against the amount of initial fee required by Article
IX. B. 1.

          F. In the event any franchised premises is permanently closed for business as a System Restaurant for any reason whatsoever, whether with or without Company's consent, Operator shall, in addition to any other rights or remedies Company may have, immediately deidentify such franchised premises pursuant to the requirements of Article XX. A.

XX.                                 RIGHTS  AND OBLIGATIONS  UPON
TERMINATION OR NONRENEWAL

     Upon the termination or (except as specifically noted below) the nonrenewal of the franchise granted under this Agreement:

          A. Operator shall immediately discontinue use of Company's Marks and of the System. In addition, Operator shall discontinue use  of  Company's color scheme and shall make any other  changes that  Company  may  direct, in order to  effectively  distinguish
Operator's former System Restaurant(s) from Company's proprietary
designs.   If  Operator shall fail to make  such  changes  within
seven (7) days after written notice, then Company, in addition to any other remedy it may have, shall have the right to enter upon the premises and to make or cause to be made such changes at the expense of Operator (without being deemed guilty of trespass or any other tort), which expense Operator agrees to pay on demand.

          B. Company may retain all fees paid pursuant to this Agreement.

          C. Any and all obligations of Company to Operator under this Agreement shall immediately cease and terminate.

          D. Any and all rights of Operator under this Agreement shall immediately cease and terminate.
          E. In no event shall a termination or nonrenewal of this Agreement affect Operator's obligations to take or abstain from taking any action in accordance with this Agreement.

          F. Operator acknowledges and agrees that rights in and to Company's Marks and the use thereof shall be and remain the property of Company.

          G. Upon any termination or nonrenewal, Operator shall sell to Company and Company shall buy, at Operator's cost, all quantities of the secret spices and other trade secret items that Operator may have in stock at the time of such termination or nonrenewal.

          H. In the event Operator has registered any of Company's Marks as part of Operator's assumed or fictitious name, Operator
shall   amend   such  registration  to  delete  Company's   Marks
therefrom.

          I. Operator shall immediately pay any and all amounts owing to Company, its subsidiaries and affiliates.

          J. Company shall have the option, exercisable by written notice within thirty (30) days after the termination (but not the nonrenewal)  of  this  Agreement, to take an  assignment  of  all
telephone   numbers  (and  associated  listings)  for  Operator's
Delivery  and  Delco  restaurants  and  centralized  order-taking
facilities   (if   any).   Operator  is  not  entitled   to   any
compensation from Company if Company exercises this option.

The provisions of this Article XX. relating to termination apply only to the specific System Restaurant(s) terminated, if Company terminates (pursuant to Article XIX.) less than all of Operator's
System Restaurants.

XXI.                               RENEWAL

          A. Unless terminated as herein otherwise provided, Operator shall have the option at the expiration of the initial term of this Agreement to renew the franchise granted hereunder for a single renewal term of fifteen (15) years by executing Company's then-current form of Franchise Agreement, provided that:

               1. Operator gives Company written notice of its election to renew not less than two (2) months nor more than nine (9) months prior to the expiration of the initial term;

               2. Operator executes a general release under seal, in a form prescribed by Company, of any and all claims against Company, its affiliates, subsidiaries, shareholders, directors, officers, and employees;

               3. Operator, at the time of notice of election to renew and at the end of the initial term, is not in default of any of the terms or conditions of this Agreement or any other Agreement between Operator and Company, its subsidiaries and affiliates, and has substantially complied with the terms and conditions of all such agreements during the term of this Agreement;

               4. All of Operator's accrued monetary obligations to Company, its subsidiaries and affiliates, have been satisfied prior to renewal, and timely met throughout the term of this Agreement; and

               5. Operator is in compliance with the standards set forth in Company's then-current Manual and has made such modernization and renovations (including, without limitation, signs, furnishings, interior and exterior decor, fixtures, equipment, and structural changes) and repairs and maintenance to Operator's System Restaurants as Company may have required and may require pursuant to Article III. B. and C. and Article XXII. However, is no event will Company require as a condition of renewal extensive structural changes, major remodeling and renovation, and substantial modification to existing improvements except in accordance with Article III. C.

          B. The franchise agreement to be executed at renewal shall require Operator to pay the initial franchise fees, the monthly service fees, and the advertising payments then being charged  by
Company, which may be higher than those contained hereunder,  and
which   shall  thereafter  apply  to  all  of  Operator's  System
Restaurants.   No initial franchise fee will be due upon  renewal
with  respect  to those of Operator's System Restaurants  already opened  as  to  which  Operator has previously  paid  an  initial
franchise  fee.   The  terms  of the franchise  agreement  to  be
executed at renewal may be different from the terms of this Agreement.

          C. No later than two (2) years prior to the expiration of this Agreement, Company will notify Operator in writing whether or  not  Operator  appears  then to  be  eligible  to  renew  the franchise  granted hereunder.  If Company advises  Operator  that the  franchise is not eligible for renewal, it will  specify  the reasons for such ineligibility.  One (1) year thereafter, Company will provide a similar notice to Operator specifying whether  any
deficiencies  noted in the prior notice have been cured.   In  no
event shall the provisions of Article XXI. C. relive Operator from the requirements of Articles XXI. A. or in any way affect
Company's rights and remedies under Articles XIX. and XX.

XXII.                              REPAIR AND MAINTENANCE

     Operator shall repair and paint the interior and exterior of the buildings from which it conducts its business hereunder as necessary and/or as requested by Company, and at all times shall maintain the interior and exterior of the buildings and surrounding premises in a clean and orderly condition satisfactory to Company.

XXIII.                             ADDITIONAL TRADEMARKS

       Company may, from time to time, in Company's sole discretion, obtain additional trademark and/or service mark rights in words and/or designs. In the event of any of these occurrences, Company may license Operator to use those trademarks or service marks by giving written notification to Operator that such marks now form part of Company's Marks. The term of such license will be coextensive with the terms hereof end will be subject to all the restrictions with respect to the use of those rights as set forth herein and in the notice granting Operator the license.

XXIV.                              INSURANCE

          A.        Operator shall obtain and maintain, with an insurance
company  approved  by  Company,  which  approval  shall  not   be
unreasonably  withheld, windstorm, fire,  and  extended  coverage
insurance,   insuring  the  construction  of   improvements   and
completed System Restaurants operated by Operator, for  the  full replacement value thereof.  In the event of damage to the  System
Restaurants  covered  by  insurance, the  proceeds  of  any  such insurance shall be
       used   to   restore  the  System  Restaurants   to   their
original condition as soon as possible unless such restoration is prohibited by the location lease or Company has otherwise consented in writing.

          B.        Operator shall obtain and maintain, with an insurance
company  approved  by  Company,  which  approval  shall  not   be
unreasonably withheld, comprehensive general liability  insurance
(including  products  liability),  and  comprehensive  automobile liability insurance (including coverage for all owned, non-owned, leased, or hired vehicles), all in amounts equal to at least  Two
Million Dollars ($2,000,000.00) combined single limit for  death, personal  injury, and property damage, and workers'  compensation insurance (coverage B) as required by law.  Said insurance  shall in  each  instance  designate  Company  as  an  additional  named insured.  Operator shall file with Company certificates  of  such insurance and shall promptly pay all premiums on said policies as and  when the same become due.  In addition, said policies  shall contain  a  provision requiring thirty (30)  days  prior  written notice to Company of any proposed cancellation, modification,  or
termination  of  insurance.   If  Operator  fails  to  obtain  or
maintain the insurance required hereunder, Company may, as its option, in addition to any other rights it may have, procure such insurance for Operator without notice and Operator shall pay the premiums and Company's cost in taking such action immediately upon demand therefor.

          C. The insurance coverage required to be kept in effect by the terms of Article XXIV. shall be subject to continuing review by  Company.  Company may, from time to time, require Operator to obtain  additional insurance beyond the aforestated  requirements provided  the  increased insurance thus required is  commercially practicable and is not in amounts higher than the average amounts
carried   by   Company  with  respect  to  Company-owned   System
Restaurants.   In  such event, Company will  advise  Operator  in
writing as to the additional insurance required and Operator shall, within thirty (30) days of the date of such notification, file with Company certificates of insurance which comply with such requirements. Operator may, in its sole discretion obtain additional insurance beyond that required by Article XXIV.

XXV.                               INDEMNIFICATION

     Operator agrees to protect, indemnify, and save Company, its affiliates, subsidiaries, shareholders, directors, officers, and employees harmless from any and all loss, damage, liability, or attorney's fees and costs incurred by any of them owing to claims which arise directly or indirectly from or in connection with Operator's operations under this Agreement.

      The provisions of this Article XXV, shall not bar Operator from bringing a separate action against Company following a final judgment against Operator rising directly out of acts or omissions of Operator taken at, and in accordance with, specific negligent directions given to Operator by Company in this Agreement, in the Manual, or in other written instructions.

XXVI.                              RELATIONSHIP OF PARTIES

          A. Company and Operator are not and shall not be considered as joint venturers, partners, or agents of each other, or anything other than franchisor and franchisee, and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

          B. Company and Operator further acknowledge and agree that the relationship created by this Agreement is not a fiduciary relationship.

XXVII.                             ARBITRATION

     Except as otherwise provided in this Agreement, in the event of a dispute between Company and Operator with respect to any issue arising out of or relating to this Agreement or the breach thereof, such dispute shall, on request of Company or Operator, be determined by arbitration. Such arbitration shall be conducted before three arbitrators (unless Company and Operator agree to one arbitrator) chosen as follows: Company shall select one representative and Operator shall select one representative. These two arbitrators shall choose one other person of their choice to act as an additional arbitrator. The three arbitrators shall then arbitrate and their decision shall be final and binding upon all parties concerned. Such decision shall be rendered within thirty (30) days of the close of the hearing record. The arbitration proceedings conducted hereunder shall be conducted in the City of Wichita, Kansas, and each party shall bear its own costs. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, except that no award of punitive damages by the arbitrator(s) may be enforced in any court.

XXVIII.                              EXECUTION,   INTERPRETATION,
NOTICES

          A. This Agreement takes effect upon its acceptance and execution by Company in Wichita, Kansas, and shall be governed by and construed in accordance with the laws of or applicable to the State of Kansas, U.S.A. Operator consents to the jurisdiction of any state or federal court of general jurisdiction in either Sedgwick County, Kansas, or the county in which Company has its principal place of business with respect to any proceedings arising out of this Agreement. Operator agrees that mailing to its last known address by registered mail of any process shall constitute lawful and valid process. Operator further agrees that it will bring any legal proceedings arising out of this Agreement only in the courts mentioned above.

          B. All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and  construed to include any other number, singular  or  plural, and  any  other  gender, masculine, feminine, or neuter,  as  the context  or  sense of this Agreement or any paragraph  or  clause herein may require, the same as if such words had been fully and
        properly    written   in   the   number    and    gender.
Headings preceding the text, articles, and sections hereof have been inserted solely for convenience of reference and shall not be construed to affect the meaning, construction, or effect of this Agreement

          C. Except as otherwise defined in Article XI. A., all references to "Operator" shall mean and include the individual Operator; Operator's shareholders, officers, and directors, if Operator is a corporation; and any one or more partners and participants in Operator, if Operator is a partnership or joint venture.

          D. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered shall be deemed an original, but such counterparts together shall constitute but one and the same instrument.

          E.        This instrument contains the entire agreement of the
parties   and  no  representations,  inducements,  promises,   or
agreements, oral or otherwise, not embodied herein, were made by Company and none shall be of any force or effect.

          F. Effective on the date this Agreement has been executed and delivered by both Company and Operator, the 1981 Pizza Hut,
Inc.  Superseding  Franchise  Agreement  and  amendments  thereto
(including, without limitation, the Delivery Release Letter dated
June 1, 1987) previously executed by Operator with respect to the
Pizza Hut restaurants franchised thereunder and to the
       Territory   shall   be  superseded   by   this   Agreement
and  shall have absolutely no further force or effect whatsoever.
This provision shall not, however, relieve Operator of any financial obligations then owing to Company, its subsidiaries and affiliates.

          G. Nothing in this Amendment (except for Articles VI. B., XII., and XXV) is intended or shall be deemed to confer any rights or remedies upon any person or legal entity not a party hereto. Furthermore, the parties agree that the persons who are third-party beneficiaries of those provisions of this Agreement can sue Operator for failure to comply with those specific provisions of this Agreement, but cannot compel Company to sue
Operator on their behalf.

          H. In case of a breach or a threatened breach of any provision of this Agreement by Operator, Company shall, in addition to any remedy it may have, and notwithstanding any other provision hereof (including Article XXVII.), be entitled to an injunction restraining Operator from committing or continuing to commit any breach or threatened breach of this Agreement, without showing or proving any actual damage sustained by Company.

          I. Except as otherwise specifically provided in this Agreement, each party shall bear its own attorneys' fees, expert witness fees, and court costs incurred incident to any violation or alleged violation of this Agreement.

          J. Each article, paragraph, subparagraph, term, and condition of this Agreement, and any portions thereof (including any covenant which has been reduced from its original scope pursuant to Article XI. C.), shall be considered severable; if, for any reason, any portion of this Agreement is determined to be invalid, contrary to, or in conflict with, any applicable present or future law, rule, or regulation in a final, unappealable ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which Company is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement, all of which shall remain binding on the parties and continue to be given full force and effect. Any invalid portion shall be deemed not to be a part of this Agreement as of the date upon which the ruling becomes final if Operator is a party to such proceedings, or upon Operator's receipt of notice of nonenforcement from Company.

          K. All notices to Company required by the terms of this Agreement shall be sent by certified or registered mail or by overnight delivery service addressed to Company at its office at 9111 East Douglas; P. 0. Box 428, Wichita, Kansas, 67201, or at such other address as Company designates in writing, marked, "Attention: Vice President-Franchising." All notices to Operator required by the terms of this Agreement shall be sent by certified or registered mail or by overnight delivery service, addressed to Operator at 100 North Pine Street, Pittsburgh,
Kansas 66762, Attention: President or at such other address as Operator designates in writing. Notices will be effective when delivery is made or is first attempted during normal business hours (8 a.m. to 5 p.m. local time, Monday through Friday, except national or state holidays), except that notices of change of address will be effective ten (10) days after that date.

XXIX.                                REQUESTS  FOR  WAIVERS   AND
CONSENTS

     A. Company will consider written requests by Operator for Company's consent to a waiver of any obligation imposed by this Agreement. Any such request will be considered on a case by case basis and nothing shall be construed to require Company to grant any such request for a waiver. Any waiver granted by Company shall be without prejudice to any other rights Company may have, will be subject to continuing review by Company, and may be revoked, in Company's sole discretion, at any time and for any reason, effective upon ten (10) days' prior written notice to
Operator.   Company makes no warranties or guarantees upon  which
Operator may rely, and assumes no liability or obligation to Operator by providing any waiver, approval, consent, assistance, or suggestion to Operator in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

          B. Unless otherwise specifically provided herein, whenever this Agreement requires Operator to obtain Company's prior written  consent,  Operator  shall  timely  address  its  written
request   for  such  consent  to  Company's  Vice  President   of
Franchising  or  such other person as Company  may  designate  in writing  and, thereafter, Company will consider such request  and advise  Operator  of its decision, in writing  within  forty-five
(45)  days of receipt of the request. Company's failure  to  thus
advise  Operator  will  constitute  Company's  consent  to   such
request, however, the aforesaid forty-five (45) days does not commence until Operator has provided Company with all relevant information and documentation requested by Company.

          C. Neither party shall be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, its right to demand strict compliance with every term, condition, and covenant herein, or to declare any breach thereof a default and to terminate this Agreement prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof; any failure to demand strict compliance with this Agreement; any waiver, forbearance, delay, failure, or omission to exercise any right, power, or option, whether of the same, similar, or different nature, against Company, Operator, or any of Company's other franchisees; or the acceptance of any payments due after any breach of this Agreement.

      WITNESS our hands and seals the day and year first above written.

ATTEST:                            PIZZA HUT, INC.


______________________________
By______________________________
Clay G. Small, Secretary             C. Scott Mackey, Vice
                                     President-Franchise

                                        "COMPANY"



WITNESS/ATTEST:                    NATIONAL PIZZA COMPANY


______________________________     ______________________________
              , Secretary
                                        "OPERATOR"

                           SCHEDULE A


Deadline                 Minimum New Red Roof Restaurants

_______________, 1994

_______________, 1995

_______________, 1996

_______________, 1997

_______________, 1998

Total New Red
Roof Restaurants:



     All figures (except the final total) are non-cumulative, and refer to Red Roof restaurants in addition to those existing in the Territory on the date of this Agreement or on any prior deadline.

                           SCHEDULE B


                                            Deadlines
          Area                     Schedule*      Construction

______________________________     __________     __________

______________________________     __________     __________

______________________________     __________     __________

______________________________     __________     __________

______________________________     __________     __________


      *By the specified deadline, Operator must have submitted to Company for its approval a plan that shows the division of the specified area into delivery districts and the manner in which Operator plans to provide adequate delivery service to each delivery district.